Exhibit 28(d)(3)(C)

AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT

This AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT (the “Amendment”) is effective as of June 6, 2017, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and PRINCIPAL GLOBAL INVESTORS, LLC (as successor in interest to Edge Asset Management, Inc., formerly WM Advisors, Inc.), a Washington corporation (the “Subadviser”).

WITNESSTH:

WHEREAS, the Adviser and Anchor Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time, pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Adviser and the Subadviser are parties to that certain Subadvisory Agreement dated December 31, 2006, as amended March 6, 2007 (the “Subadvisory Agreement”), with respect to the Trust; and

WHEREAS, the Subadviser merged with and into its affiliate, Principal Global Investors, LLC (“PGI”), on or about May 1, 2017, and pursuant to the terms thereof, PGI will be the surviving company; and

WHEREAS, under the circumstances, the merger will not constitute an assignment of the Subadvisory Agreement for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended; and

WHEREAS, the parties hereto desire to amend the Subadvisory Agreement to reflect that PGI will be the party to the agreement subsequent to the merger described above.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, SunAmerica and the Subadviser agree as follows:

1.	References to the Subadviser. All references to “Edge Asset Management, Inc.,” its predecessor, or any abbreviation thereof, are hereby deleted and replaced with “Principal Global Investors, LLC.”

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC		PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ PETER A. HARBECK	By: /s/ CHRISTOPHER J. HENDERSON
	Peter A. Harbeck	Name:	Christopher J. Henderson
	President & CEO	Title:	Vice President and Associate General Counsel

By: /s/THOMAS R. POSPISIL
		Name:	Thomas R. Pospisil
		Title:	Associate General Counsel

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